Exhibit 5.2

March 1, 2024 Healthpeak Properties, Inc. Healthpeak OP, LLC 4600 South Syracuse Street, Suite 500 Denver, Colorado 80237	10250 Constellation Blvd., Suite 1100
Los Angeles, California 90067
Tel: +1.424.653.5500 Fax: +1.424.653.5501
www.lw.com

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File No. 063793-0192

Re: Registration Statement on Form S-3 and Consent Solicitation Prospectus Supplement; Guarantees of 4.300% Senior Notes due 2027, 3.950% Senior Notes due 2028 and 2.625% Senior Notes due 2031

To the addressees set forth above:

We have acted as special counsel to Healthpeak Properties, Inc., a Maryland corporation (the “Company”) and Healthpeak OP, LLC, a Maryland limited liability company (the “Operating Company” and, together with the Company, the “PEAK Parties”), in connection with the issuance by each of the Company and the Operating Company of guarantees of the outstanding 4.300% Senior Notes due 2027 (the “2027 Notes” and the guarantees of such 2027 Notes by the Company and the Operating Company, the “Company 2027 Guarantee” and the “Operating Company 2027 Guarantee,” respectively), 3.950% Senior Notes due 2028 (the “2028 Notes” and the guarantees of such 2028 Notes by the Company and the Operating Company, the “Company 2028 Guarantee” and the “Operating Company 2028 Guarantee,” respectively) and 2.625% Senior Notes due 2031 (the “2031 Notes” and the guarantees of such 2031 Notes by the Company and the Operating Company, the “Company 2031 Guarantee” and the “Operating Company 2031 Guarantee,” respectively), in each case, issued by Physicians Realty L.P., a Delaware limited partnership (“DOC OP”) and a subsidiary of Physicians Realty Trust, a Maryland real estate investment trust (“DOC”), pursuant to (a) a Senior Indenture, dated as of March 7, 2017 (the “Base Indenture”), by and between DOC OP, as issuer, DOC, as guarantor, and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by (i) the First Supplemental Indenture, dated as of March 7, 2017, governing the 2027 Notes (the “First Supplemental Indenture” and, together with the Base Indenture and the Fourth Supplemental Indenture (as defined below), the “2027 Notes Indenture”), (ii) that Second Supplemental Indenture, dated as of December 1, 2017, governing the 2028 Notes (the “Second Supplemental Indenture” and, together with the Base Indenture and the Fourth Supplemental Indenture (as defined below), the “2028 Notes Indenture”), (iii) that Third Supplemental Indenture, dated as of October 13, 2021, governing the 2031 Notes (the “Third Supplemental Indenture” and, together with the Base Indenture and the Fourth Supplemental Indenture (as defined below), the “2031 Notes Indenture”) and (iv) as further amended and supplemented by that Fourth Supplemental Indenture, dated as of the date hereof (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Indentures”), by and between DOC DR, LLC (as successor to DOC OP), as issuer (“DOC DR”), DOC DR Holdco, LLC (as successor to DOC), as guarantor (“DOC Holdco” and, together with DOC DR, the “DOC Parties”), the Company, as guarantor, the Operating Company, as guarantor, and the Trustee (as defined below), as trustee and (b) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) by the Company and the Operating Company on February 8, 2024 (Registration Nos. 333-276954 and 333-276954-01) (as so filed and, if applicable, as amended, the “Registration Statement”), a base prospectus dated February 8, 2024, included as part of the Registration Statement (the “Base Prospectus”) and a Consent Solicitation Statement/Prospectus Supplement dated February 12, 2024 (the “Consent Solicitation Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the 2027 Company Guarantee, the 2028 Company Guarantee, the 2031 Company Guarantee, the 2027 Operating Company Guarantee, the 2028 Operating Company Guarantee and the 2031 Operating Company Guarantee (collectively, the “Guarantees”).

March 1, 2024 Page 2

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Operating Company, the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various issues concerning Maryland law are addressed in the opinion of Ballard Spahr LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the 2027 Company Guarantees and the 2027 Operating Company Guarantees have been duly executed in accordance with the terms of the 2027 Notes Indenture, the 2027 Company Guarantees and the 2027 Operating Company Guarantees will be legally valid and binding obligations of the Company and the Operating Company, respectively, enforceable against the Company and the Operating Company in accordance with their respective terms.

March 1, 2024 Page 3

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the 2028 Company Guarantees and the 2028 Operating Company Guarantees have been duly executed in accordance with the terms of the 2028 Notes Indenture, the 2028 Company Guarantees and the 2028 Operating Company Guarantees will be legally valid and binding obligations of the Company and the Operating Company, respectively, enforceable against the Company and the Operating Company in accordance with their respective terms.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the 2031 Company Guarantees and the 2031 Operating Company Guarantees have been duly executed in accordance with the terms of the 2031 Notes Indenture, the 2031 Company Guarantees and the 2031 Operating Company Guarantees will be legally valid and binding obligations of the Company and the Operating Company, respectively, enforceable against the Company and the Operating Company in accordance with their respective terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

We express no opinion as to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) waivers of broadly or vaguely stated rights; (iv) covenants not to compete; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (ix) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (x) proxies, powers and trusts; (xi) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (xii) provisions permitting, upon acceleration of any indebtedness (including the 2027 Notes, 2028 Notes and 2031 Notes), collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (xiii) the severability, if invalid, of provisions to the foregoing effect.

March 1, 2024 Page 4

We express no opinion or confirmation as to federal or state securities laws, tax laws (except as set forth in our letter to you of even date with respect to certain tax matters), antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws, environmental laws, margin regulations, laws and regulations relating to commodities trading, futures and swaps, Financial Industry Regulatory Authority, Inc. rules, National Futures Association rules, the rules of any stock exchange, clearing organization, designated contract market or other regulated entity for trading, processing, clearing or reporting transactions in securities, commodities, futures or swaps, or export control, anti-money laundering, and anti-terrorism laws (without limiting other laws or rules excluded by customary practice).

With your consent, we have assumed (a) that the Indentures and the Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, (b) that the Documents constitute legally valid and binding obligations of the parties thereto (other than the PEAK Parties), enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated March 1, 2024 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP